EXHIBIT 99.1

MSGI Executes Three Year Subcontract Agreement with Hyundai Syscomm

$10 Million or More in Revenue starting First Quarter of Calendar 2007

NEW YORK, NY, October 26, 2006 - MSGI Security Solutions, Inc. (Nasdaq: MSGI.PK), a leading provider of proprietary security products, services and solutions, today announced that it has executed a major three year subcontract agreement with Hyundai Syscomm Corp.

The new agreement provides MSGI opportunities to deploy its video surveillance and perimeter security solutions throughout Asia commencing in the first quarter of calendar 2007. The agreement states that MSGI will add $10 million or more in revenue, focusing on perimeter security for critical infrastructures and cross-border security in several countries, including proprietary applications for pipeline protection.

“We are extremely pleased to announce this next major agreement with Hyundai Syscomm, a global leader in CDMA and 3G technology,” stated Jeremy Barbera, chairman and CEO of MSGI. “Through this strategic project, MSGI will deploy wireless and wired video surveillance solutions for Hyundai Syscomm clients.”

Hyundai Syscomm and its affiliates design, manufacture, supply, market, sell, install and maintain CDMA and 3G wireless telecommunication carrier level infrastructure, components and security systems throughout the world. MSGI and its affiliates have the capability to integrate with Hyundai Syscomm’s systems and can retrofit and add wireless video security systems into established wireless infrastructure and networks around the world.

About MSGI Security Solutions, Inc.
MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security and U.S. Department of Justice, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.

About Hyundai Syscomm Corp.
Hyundai Syscomm is a CDMA and 3G infrastructure vendor with an installed base of over 3 million CDMA and 3G subscribers and over 2200 base stations globally. Hyundai Syscomm, developer of the world’s first commercial CDMA system, installed its first network in 1995 and its products support all major CDMA spectrums globally with a wide range of solutions